INTERNATIONAL CENTRE FOR DISPUTE RESOLUTION

International Arbitration Tribunal

TapImmune, Inc.,

Claimant,

v.           ICDR Case No. 50- 20- 1300- 0061

Michael Gardner,

Respondent.

FINAL AWARD

I, THE UNDERSIGNED ARBITRATOR, having been designated in accordance with the arbitration greement entered into between the above-named parties and dated May 8, 2012 and having been duly sworn, and having duly heard the proofs and allegations of the parties, do hereby, AWARD, as follows:

I.           STATEMENT OF REASONS

1.           Introduction

In this Arbitration Claimant, TapImmune, Inc. (hereinafter "TapImmune") seeks $728,000.00 or alternatively $231,204 .00, plus interest from Respondent, Michael Gardner (hereinafter "Mr. Gardner"). Mr. Gardner seeks 90,916 post-split TapImmune shares or alternatively $664,795 .00, plus interest from TapImmune. A testimonial hearing was held before me on May 13, 14, 15 and 16, 2014. Post hearing briefs and reply briefs were submitted by each party.

The undersigned Arbitrator having heard the oral testimony of the parties, Dr. Wilson, Chairman and Chief Executive Officer of TapImmune, and Mr. Gardner, of BayTree Capital, the only testimonial witnesses, assessed the credibility of these witnesses, read the submissions of the parties and heard the arguments present by counsel, find:

Claimant, TapImmune, Inc. is a "clinical-stage immunotherapy company" that develops "therapies and vaccines for the treatment of various types of cancer and infectious diseases." C. Ex 4. In 2012, tapImmune needed money to stay in business and continue its research to find a cure for cancer.

TapImmune had been working with the Mayo Clinic and owed it $300,000.00 in license payments, among other debts.

Dr. Wilson met with Mr. Gardner and told him that TapImmune needed to raise $3-5 million dollars in 2012 for Phase l of the clinical trials and $10-15 million dollars for Phase II clinical trials in 2013.  Mr. Gardner represented to Dr. Wilson he would use his many contacts to assist Dr. Wilson and TapImmune to find investors to provide the money needed by TapImmune. I find that Dr. Wilson and TapImmune relied on Mr. Gardner 's representations.

Sailesh Barchha, who was working with TapImmune and had previously worked with Mr. Gardner, was hired by Mr. Gardner to work on TapImmune. On April 24, 2012 Mr. Barchha communicated with Mr. Gardner stating:

"Hi Michael, I'm confirming that both Glynn and I will be in NYC next week, flights and hotels confirmed. Look forward to moving forward on many fronts and TapImmune, Regards Sailesh" R. Ex 8

Mr. Gardner responded:

"Sailesh, I have made a similar decision and welcome the opportunity to move forward on Tap and other fronts this tri p." R. Ex 8

2.           TapImmune 's Board of Directors  Approved  the Hiring of the Consultants

The "Minutes of Special Meeting and Resolutions of the Directors of TapImmune, Inc. May 15, 2012 " reflect that these consultants were hired to raise financing:

"The meeting was held to discuss the financing of TapImmune and the need to have a viable strategy that would enable both short term and long term financing."

*  *  *

"The Corporation recognizes that in order to retain senior  management and incentivize certain advisors, officers and directors, additional shares will need to be issued to certain parties ...." C. Ex 24

At that meeting TapImmune approved the appointment of "Michael Gardner as an exclusive financial adviser" to work with TapImmune and Sailesh Barchha and George Cardona as a "non-exclusive financial advisor(s)." C. Ex 24

3.           The Agreements with the Consultants

Mr. Gardner wanted 5 .6 million shares of TapImmune stock to work with TapImmune. By agreement dated May 8, 20 12, TapImmune formally retained Michael Gardner of BayTree Capital to help it raise money. R. Ex. l. The retainer agreement prepared, by Mr. Gardner, describes him as TapImmune 's "exclusive financial adviser" for a period of eighteen months. R. Ex I. Dr. Wilson signed the agreement with Mr. Gardner with the understanding that Mr. Gardner would assist in that fundraising.

Dr. Wilson testified that TapImmune issued to Mr. Gardner 5.6 million shares (9.9%) of TapImmune stock on May 15, 2012, R. Ex 4, in exchange for Mr. Gardner 's promise to raise money for TapImmune.

Mr. Barchha and Mr. Cardona, who had worked with Mr. Gardner in the past, met with Dr. Wilson with respect to TapImmune and were appointed by TapImmune as "non-exclusive financial advisor(s)." C. Ex 24. M r. Barchha and Mr. Cardona also received shares of TapImmune stock to work with the company. Together these three consultants received approximately 25% of TapImmune stock to work with Dr. Wilson and TapImmune. Mr. Cardona subsequently returned the block of stock given to him.

4.            The Performance of Mr. Gardner

TapImmune "worked with " Mr. Gardner for approximately two months during which time Mr. Gardner did not obtain any significant financing for TapImmune.  Mr. Gardner allowed TapImmune to hold meetings at his office. Mr. Gardner terminated TapImmune's long time legal counsel, who has since been rehired. Mr. Gardner arranged for James Fuller, the head of BayTree 's California office, to be placed on TapImmune ' small board of directors as the fourth director.

Mr. Gardner understood that he was engaged to seek financing for TapImmune. For example, he wrote to Dr. Wilson on July 31, 2012 stating:

"I will continue to seek additional financing using all available sources until told otherwise." C. Ex 64 (emphasis added)

Two months after signing of the agreement with Mr. Gardner, Dr. Wilson wrote to him about the failure to raise money.

"The Financial Advisor Agreement that I signed on May 8°', 2012 has become a major impediment to the continued financing of TapImmune.  In particular, the amount of issued stock (9.9% of the total issued stock of the Company) together with other provisions, e.g. anti-dilution clause and no performance criteria has become a major problem for existing long-term investors who purchased their shares and potential new investors who will do the same to the extent that I do not believe we can adequately finance the company with this agreement in place."

"Since I signed the Agreement and issued a total of 14 million shares of restricted stock we have not raised any significant money and currently there are no unique leads that would keep the Company afloat or provide long-term financing. Moreover, a potential $1 mill ion bridge financing that we had worked hard on failed to close over a month ago, in part, due to concerns over the issuance of this stock.... Of prime importance is the financial state of TapImmune which has become dire..." C. Ex 60

In addition, TapImmune's "long term investors and note-holders " refused to work with TapImmune unless the May 8 Financial Advisor Agreement with Mr. Gardner was terminated or replaced and the shares of stock issued under the agreements returned to the Company.  C. Ex 60.  In addition, these and other investors did not want to work with TapImmune as long as Mr. Gardner was involved, due to reputational issues.

Mr. Gardner was aware of his reputational issues. As Mr. Gardner wrote to Sailesh and George Cardona on 26 November 2012:

"Sailesh, Kindly do not pay too much attention to the Internet article accusing me of being a common criminal. ...If you are my friend you know better. Michael" C. Ex 90

Mr. Gardner did not disclose these reputational issues to TapImmune prior to the execution of the retainer agreement.

5.           The Order to Show Cause

On or about December 12, 2012, TapImmune brought an Order to Show Cause in Supreme Court New York County for a preliminary injunction to restrain Mr. Gardner from selling his TapImmune stock. The Order to Show Cause was signed on December 21 , 2012 . An Undertaking on Injunction was given in the amount of $100,000.00. The motion was heard by Judge Schweitzer, who did not hear any oral testimony by any witnesses.  At the close of the preliminary injunction hearing, Judge Schweitzer denied TapImmune's request for a preliminary injunction and subsequently granted to Mr. Gardner the surety bond amount of $100,000 .00.

The restraining order was vacated on April 8, 2013. Thereafter, Mr. Gardner sold his TapImmune stock between mid-April and early May 2013 for $231,204.00.

6.           Mr. Gardner's Claims

Mr. Gardner is seeking $492,000.00 for the shares of his TapImmune stock based on "the price of TapImmune 's shares on the date it breached by interfering with the sale of the stock less the amount Gardner actually received when he finally was able to sell his shares." Gardner's Post-hearing Reply Brief at 20. Mr. Gardner also seeks:

"9,091,613 additional TapImmune shares (90,016 post-split shares) based upon the more than doubling of TapImmune's issued and outstanding shares from May 15, 2012 (56,300,000 shares) to September 30, 201 3 (139,308,51 5 shares)...to restore him to 9.9% of the total issued and outstanding shares." Gardner Post-hearing Reply Brief at 23.

7.              Findings

Based on the testimony and my evaluation of the credibility of the two witnesses, I find that Mr. Gardner represented to TapImmune that he would assist in finding investors to raise the money that TapImmune needed to stay in business through h is many contacts.  I find that TapImmune relied upon those representations, signed the retainer agreement that Mr. Gardner drafted and issued its stock to Mr.Gardner based on those representations.  I find that these representations of Mr. Gardner were false.

I find that Mr. Gardner took advantage of Dr. Wilson and TapImmune. I find Mr. Gardner fraudulently induced TapImmune to enter into the agreement with him through l) misrepresentations as to what he would or could do for the Company, including raising funds, and 2) omissions about his reputation and ability to obtain or assist in obtaining financing for TapImmune. I find that Dr. Wilson trusted Mr. Gardner. I find that Mr. Gardner did not provide the services he was hired to perform and did not intend to perform them at the time he entered into the contract with TapImmune.

I find that Mr. Gardner knew that TapImmune was acting in reliance upon mistaken information. I further find that Mr. Gardner knew that TapImmune would be hampered in getting investors, which was what it sought, when he and those working with him held almost 25% of TapImmune 's stock.

I also find that Mr. Gardner did provide some benefits to TapImmune. He communicated with Dr. Wilson on occasion and generally made himself available to Mr. Wilson, allowed TapImmune to use his office space for meetings and introduced TapImmune to Wellfleet Partners, Inc. which was to obtain short term bridge financing for TapImmune. That financing fell through "in part, due to concern over the issuance of this stock to Mr. Gardner and those working with him." C. Ex 60.

The benefits of other of Mr. Gardner 's actions are questionable. I find that Mr. Gardner fraudulently induced TapImmune to enter into the agreement and give him 9.9% of its stock.

I find that TapImmune was deceived by Mr. Gardner and his representations. I find that Mr. Gardner did not perform the services for TapImmune expected by Dr. Wilson when he hired him. While I find Mr. Gardner did perform some services for TapImmune, which were worth $35,000.00 even though they were not of the nature that caused TapImmune to enter into the agreement.

With respect to Mr. Gardner 's claim for additional shares of TapImmune stock based on the "doubling of the total issued and outstanding shares from May 2012 to September 2013" as indicated above I find Mr. Gardner fraudulently induced TapImmune to issue him 9.9 mil lion shares of stock. I find he should not additionally profit from his fraud by receiving additional stock.  Mr. Gardner's request for additional shares and his counterclaim are denied in all respects.

Mr. Gardner shall pay to TapImmune the sum of $196,204.00 and retain $35,000 of the $231,204.00 he received for the sale of his stock.  Post judgment interest on the $196,204.00 shall run from the date of this award at the statutory rate of 9%.

Each side shall bear its own counsel fees and the costs of the arbitration shall be split evenly between the parties.

II.           AWARD

For the reasons stated above, I award as follows:

1.           Within thirty (30) days from the date of transmittal of this Final Award to the parties , Michael Gardner, hereinafter referred to as Respondent, shall pay to TapImmune, Inc., hereinafter referred to as Claimant, the sum of $196,204 .00.

2.           The administrative fees and expenses of the International Centre for Dispute Resolution (ICDR) totaling US$ 19,550.00 shall be borne equally by Claimant and Respondent, and the compensation and expenses of the arbitrator totaling US$ 33,984.00 shall be borne equally by Claimant and Respondent. Therefore, Respondent shall reimburse Claimant the sum of US$ 2,675 .00, representing that portion of said fees and expenses in excess of the apportioned costs previously incurred by Claimant, upon demonstration by Claimant that these incurred costs have been paid.

3.           This award is in full settlement of all claims and counterclaims submitted to this Arbitration. All claims not expressly granted herein are denied.

I hereby certify that, for the purposes of Article I of the New York Convention of 1958, on the Recognition and Enforcement of Foreign Arbitral Awards , this Final Award was made in New York, New York, U .S.A.

7/18/14
Date

\S\ Irene C. Warshauer
Irene C. Warshauer, Arbitrator

State of New York                )
)  SS:
County of New York           )

I, Irene C. Warshauer , do hereby affirm upon my oath as Arbitrator that I am the individual described in and who executed this instrument, which is my Final Award.

7/18/14
\S\ Irene C. Warshauer
Irene C. Warshauer, Arbitrator

State of New York                                )
                )  SS:
County of Queens                               )

On this 18th day of July, 2014, before me personally came and appeared Irene C. Warshauer, to me known and known to me to be the individual described in and who executed the foregoing instrument and she acknowledged to me that she executed the same.

\S\ Daniel Kim
Notary Public